Exhibit 10.13

LANDSTAR SYSTEM, INC.

ANNUAL INCENTIVE COMPENSATION PLAN

(DATED AS OF FEBRUARY 19, 2026)

1.	PURPOSE.

The purposes of the Plan are to enable the Company and its Subsidiaries to attract, retain, motivate and reward highly qualified Executive Officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.

2.	DEFINITIONS.

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Committee” shall mean the Compensation Committee of the Board or such other committee or subcommittee of the Board that the Board shall designate from time to time.

(c) “Common Stock” shall mean the common stock of the Company, par value $.01, any common stock into which such common stock may be changed, and any common stock resulting from any reclassification of such common stock.

(d) “Company “shall mean Landstar System, Inc.

(e) “Executive Officer” shall mean “executive officer as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended.

(f) “Fair Market Value” shall mean, on any date, the average of the high sales price and the low sales price of a share of Common Stock as reported on the National Association of Securities Dealers Automated Quotation/National Market System (or on such other recognized market or quotation system on which the trading prices of the Common Stock are traded or quoted at the relevant time) on such date. In the event that there are no Common Stock transactions reported on NASDAQ/NMS (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported.

(g) “Grant Date” shall mean, with respect to any shares of Common Stock awarded pursuant to this Plan, the date on which the Committee determines the portion, if any, of a Participant’s bonus which is payable in Common Stock.

(h) “Participant” shall mean (i) each Executive Officer of the Company and (ii) each other employee of the Company or a Subsidiary who the Committee designates as a participant under this Plan.

(i) “Plan” shall mean this Landstar System, Inc. Annual Incentive Compensation Plan, as set forth herein and as may be amended from time to time.

(j) “Section 409A” shall mean Section 409A the Internal Revenue Code of 1986, as amended.

(k) “Subsidiary” shall mean any corporation in which the Company owns, directly or indirectly, stock representing more than 50% of the voting power of all classes of stock entitled to vote.

3.	ADMINISTRATION.

(a) Generally. The Committee shall administer and interpret the Plan. The Committee shall establish the performance objectives for any calendar year in accordance with Section 4 and certify whether such performance objectives have been obtained. Any authority exercised by the Committee under the Plan shall be exercised by the Committee in its sole discretion. Any determination made by the Committee under the Plan shall be final, conclusive and binding for all purposes and upon all persons. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

(b) Delegation by the Committee. All of the powers, duties and responsibilities of the Committee specified in this Plan may be exercised and performed by any officer, including the chief executive officer, or group of officers of the Company or its Subsidiaries, or director or group of directors of the Board if so delegated by the Committee; provided that any such delegation shall be subject to and comply with applicable law and stock exchange listing standards. Any determination, interpretation or other action taken pursuant to such delegation shall have the same effect hereunder as if made or taken by the Committee.

4.	BONUSES.

(a) Performance Criteria. On or before March 15 of each year, the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus for such year. Such performance objectives may include the relative or comparative achievement of any one or more of the following criteria, as determined by the Committee:

•	Certain Strategic Goals;

•	Revenue;

•	Net Revenue (defined as Revenue less Purchased Transportation);

•	Operating Income;

•	Earnings per Share and/or Diluted Earnings Per Share;

•	Total Shareholder Return;

•	Return on Assets;

•	Return on Investment;

•	Return on Invested Capital;

•	Gross Profit;

•	Variable Contribution (defined as Revenue less Purchased Transportation and Agent Commissions);

•	Gross Profit Margin;

•	Variable Contribution Margin (defined as Variable Contribution divided by Revenue);

•	Operating Income as a percentage of Gross Profit;

•	Operating Income as a percentage of Variable Contribution; and

•

Certain costs (which may include Other Operating Costs, Insurance and Claims Costs, Selling General and Administrative Costs and./or Depreciation and Amortization costs) in gross dollars and/or as a percentage of Revenue, Net Revenue, Gross Profit, Variable Contribution or Operating Income

Performance objectives may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, products or services; and, in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. Performance objectives may also take into consideration benchmarking against industry peers. In comparing actual performance against the performance objectives, the Committee may exclude from or include in such comparison any significant unusual or infrequently occurring items which appear on the Company’s books and records as the Committee deems appropriate.

(b) Maximum Amount Payable. If the Committee certifies in writing that any of the performance objectives established for the relevant year under Section 4(a) has been satisfied, each Participant who is employed by the Company or one of its subsidiaries on the last day of the calendar year for which the bonus is payable shall be entitled to receive an annual bonus, in the case of the chief executive officer, in an amount not to exceed $3,000,000, and in the case of each of the other participants under this Plan, in an amount not to exceed $2,500,000.

(c) Discretion. Notwithstanding anything else contained in Section 4(b) to the contrary but subject to the maximum amounts payable thereunder, the Committee shall have the right, in its absolute discretion, (i) to increase, reduce or eliminate the amount otherwise payable to any Participant under Section 4(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(b).

(d) Awards of Common Stock. The Committee in its discretion may determine that up to 50% of a Participant’s bonus shall be payable in Common Stock. The number of shares of Common Stock to be awarded shall be determined by dividing the dollar value of the portion of a Participant’s bonus which is payable in Common Stock by the Fair Market Value of a share of Common Stock on the Grant Date, provided, however, that in no event shall the aggregate Fair Market Value of Common Stock awarded under the Plan with respect to any calendar year exceed $1,000,000. The distribution of Common Stock shall be granted under the Company’s equity incentive plan, as in effect from time to time, and subject to the terms and conditions of such equity incentive plan and to such other terms and conditions as the Committee shall otherwise determine, including such requirements as continued services for the vesting of such award.

5.	PAYMENT.

Except as may be determined pursuant to the terms of Section 4(d) or as otherwise provided hereunder, payment of any bonus amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained (or, in the case of any bonus payable under the provisions of Section 4(d), after the Committee determines the amount of any such bonus), but in no event later than March 15 of the year immediately following the year in which such bonus amount is earned. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award of shares of Common Stock or other awards, including conditioning the vesting of such shares or other awards on the performance of additional service.

6.	GENERAL PROVISIONS.

(a) Effectiveness of the Plan. The Plan shall be effective with respect to calendar years beginning on or after January 1, 2026.

(b) Amendment and Termination. Notwithstanding Section 6(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant in respect of any calendar year which has already commenced.

(c) Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(d) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.

(e) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(f) Nonalienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under the Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

(g) Withholding. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required at law to deduct and withhold from such payment.

(h) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(i) Assignment. Except as otherwise provided in this Section 6(i), the Plan shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. Neither this Plan nor any right or interest hereunder shall be assignable by the Participant, his or her beneficiaries, or legal representatives; provided that nothing in this Section 6(i) shall preclude the Participant from designating a beneficiary in accordance with the terms set forth in Section 6(c) of the Plan. The Plan shall be assignable by the Company to a Subsidiary or affiliate of the Company or to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or other entity, or any corporation or other entity to or with which all or any portion of the Company’s business or assets may be sold, exchanged or transferred.

(j) Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

(k) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.

(l) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

(m) Clawback. Any payment paid under the Plan to a Participant is subject to recovery or “clawback” by the Company if the payment is based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, or as otherwise required by applicable law. Notwithstanding any other provisions in the Plan, the Company may cancel any amount payable hereunder, require reimbursement by a Participant of any bonus paid under the Plan, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation under the Plan (including any prior year bonus) in accordance with the Clawback Policy. By accepting an award under the Plan, a Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

(n) 409A Compliance. This Plan is intended to provide for payments that are exempt from the provisions of Section 409A, as amended from time to time, and the rules and regulations promulgated thereunder to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of Section 409A. Where reasonably possible and practicable, this Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A. In the case of any “nonqualified deferred compensation” (within the meaning of Section 409A) that may be treated as payable in the form of “a series of installment payments,” as defined in Treasury Regulation Section l.409A-2(b)(2)(iii), a Participant’s or designated beneficiary’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A applies to any payment or right under this Plan in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries or transferees. Notwithstanding any provision of this Plan to the contrary, the Board or the Committee may unilaterally amend, modify or terminate this Plan or any right hereunder if the Board or Committee determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law, as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

Any Plan provision to the contrary notwithstanding and subject to Section 409A, to the extent required by Section 409A, payment made to a Specified Employee upon a “separation from service” as defined in Section 409A of the Code may not be made before the date that is six months after the date of such separation from service (or, if earlier, the date of death of the Specified Employee). A Specified Employee is any Employee with respect to April 1 of each calendar year, who meets the definition of “key employee” of an Employer under Code Section 416(i) (without regard to Code Section 416(i)(5)) at any time during the preceding calendar year, all as provided in Code Section 409A.